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                                                                     EXHIBIT 4.1


                            Dated 24 February 1997
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                    (1) INCOME PARTNERSHIP OF AMERICA, LTD.

                    (2) SI DIAMOND TECHNOLOGY, INC.

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                            SUBSCRIPTION AGREEMENT

              relating to the purchase of a Convertible Debenture
                     issued by SI Diamond Technology, Inc.

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AGREEMENT dated 24 February 1997

PARTIES:

(1) INCOME PARTNERSHIP OF AMERICA, LTD., a Belize Corporation whose registered office is located at 35 Barrack Road, Belize City, Belize (the "Purchaser")

(2) S I DIAMOND TECHNOLOGY, INC., a Texas corporation, whose registered office is located at 12100 Technology Blvd., Austin, TX 78727 (the "Issuer")

RECITALS:

(A) The Issuer, a corporation whose common stock is publicly traded on the NASDAQ Small Cap Market, has agreed to sell an 8% Convertible Debenture in the principal amount of US$555,555.00, the agreed form of which is attached as Schedule 1 (the "Debenture").

(B) The Purchaser, a non-US Person, as defined in Rule 902(o) of Regulation S, promulgated under the US Securities Act of 1933, as amended (the "33 Act"), has agreed to subscribe for the Debenture on the terms set out herein.

IT IS AGREED as follows:

1.  Agreement to Subscribe; Purchase Price

    The Purchaser hereby agrees to purchase the Debenture in the principal amount of US$555,555.00 to be issued by the Issuer in the agreed form attached hereto as Schedule 1. The Debenture and any securities obtainable on the conversion thereof or as payment of interest thereon are collectively hereinafter referred to as the "Securities."

2.  Completion

    The Purchaser shall pay the purchase price by delivering immediately available funds in United States Dollars to the Escrow Agent for delivery of the Debenture to the Purchaser, pursuant to the instructions contained in the Escrow Agreement, the agreed form of which is attached hereto as
    Schedule 2. Payment in the amount of US$555,555.00, less withheld commission of 10%, shall be made by wire transfer of immediately available funds to the issuer's bank account, by the Escrow Agent, pursuant to instructions to be furnished by the Issuer.

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3.  Representations (Offshore Transaction); Access to Information; Independent
    Investigation.

    3.1 Purchaser represents and warrants to, and covenants with, Issuer as follows:

        3.1.1 Purchaser is a Belize corporation and does not do business in the United States;

        3.1.2 At the time the decision to buy the Securities was made and this Agreement was executed, Purchaser (and Purchaser's agents involved in the decision making process) was outside the United States;

        3.1.3 Purchaser is purchasing the Securities for its own account and not on behalf of or for the account or benefit of any US person, and a sale of any of the Securities has not been prearranged with a purchaser in the United States;

        3.1.4 All offering documents and information received by Purchaser include statements to the effect that the Securities have not been registered under the 33 Act and may not be offered or sold in the United States or to US Persons unless the Securities are registered under the 33 Act or unless an exemption from the registration requirements of the 33 Act is available.

        3.1.5 Purchaser acknowledges that the purchase of the Securities involves a high degree of risk, including those disclosed in the SEC Filings (as subsequently defined), and further acknowledges that it can bear the economic risk of the purchase of the Securities, including the total loss of its investment.

        3.1.6 Purchaser understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of Federal and State securities laws and that the Issuer is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of Purchaser set forth herein in order to determine the applicability of such exemptions and the suitability of Purchaser to acquire the Securities.

        3.1.7 The purchase of the Securities by Purchaser is not a transaction (or any element of a series of transactions) that is

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        part of any plan or scheme to evade the registration provision of the
        33 Act.

3.2 Purchaser acknowledges that the Purchaser has been furnished with or has acquired copies of the Issuer's most recent Annual Report on Form 10-KSB filed with the Securities and Exchange Commission, and all Forms 10-QSB, 8-K, and S-3, and all amendments thereof filed in 1996 and thereafter; through the date of this agreement (collectively "SEC Filings").

3.3 Purchaser acknowledges that Purchaser, in making the decision to purchase the Securities, has relied upon independent investigations made by it and its purchaser representatives, has, prior to any sale to it, been given access and the opportunity to examine all material books and records of the Issuer, all material contracts and documents and an opportunity to ask questions of, and to receive answers from Issuer or any persons acting on its behalf concerning the terms and conditions of the issuance of the Securities or the Issuer. Purchaser and its advisors have been furnished with access to all publicly available materials relating to the business, finances, and operation of the Issuer and its subsidiaries and materials relating to the Issuance of the Securities which have been requested. Purchaser and its advisors have received complete and satisfactory answers to any such inquiries.

3.4 Purchaser is highly knowledgeable and sophisticated in investing and analyzing proposed investments and financial opportunities such as those involved in this transaction; and Purchaser has the ability to determine and require the disclosure of any of Issuer's Information needed for Purchaser to make an informed investment decision.

3.5 Purchaser understands that no federal or state agency, or any other governmental body has passed on or made any recommendation or endorsement of the Securities.

3.6 Purchaser has retained independent securities counsel, admitted to practice in the United States, to advise it in connection with this transaction. Further, Purchaser shall cooperate with the Issuer, and shall provide the Issuer in a timely manner with all the information concerning the Purchaser requested by the Issuer in connection with the Issuer's reporting requirements under the Securities Exchange Act of 1934, as amended, (the "Exchange Act"), all other applicable securities laws and all listing requirements of securities exchanges and the NASDAQ Stock Market, Inc.

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    3.7  Purchaser agrees that so long as any part of the Debenture remains outstanding, the Purchaser will not directly or indirectly, or through one or more intermediaries, maintain or cause to be maintained by others, any short position in the securities of the Company.

    3.8 Purchaser agrees that it will not sell, assign, pledge, hypothecate, or otherwise transfer the Debenture.

4.  Issuer Representations.

    4.1 Issuer is in full compliance, to the extent applicable, with all reporting obligations under either Section 12(b), or 15(d) of the Exchange Act. Issuer has registered its common stock pursuant to
         Section 12 of the Exchange Act and the common stock is traded on the NASDAQ Small Cap Market. Issuer shall make all filings required under securities laws while the Debenture is outstanding.

    4.2 In regard to this transaction, Issuer has not conducted any "directed selling efforts" as that term is defined in Rule 902 of Regulation S, nor has Issuer conducted any general solicitation relating to the offer and sale of the Securities to persons resident within the United States, or any US person.

    4.3 The Issuer has full power and authority to enter into the transactions contemplated by this agreement.

5.  Legend on Debenture

    The following legend shall be placed upon the Debenture:

    THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("ACT"), OR THE SECURITIES LAWS OF ANY OTHER JURISDICTION AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN ANY MANNER IN THE UNITED STATES OR TO US PERSONS, UNLESS THEY ARE REGISTERED UNDER SUCH ACT AND THE SECURITIES LAWS OF ANY APPLICABLE JURISDICTION, OR UNLESS PURSUANT TO AN EXEMPTION THEREFROM.

6.  Exemption; Reliance on Representations.

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     Purchaser understands that the Securities are not being registered under the 33 Act and is purchasing the Securities in reliance on the exemption from registration provided in Regulation S, promulgated under the 33 Act. Purchaser agrees that it will not effect an offer and sale of the Securities unless it has first obtained and provided to the Issuer and its transfer agent an opinion of US counsel, reasonably acceptable to the Issuer, to the effect that the offer and sale are being made in accordance with the registration requirements of the 33 Act, or an applicable exemption from registration thereunder.

7.   Completion Date.

     The date of issuance of the Debenture (the "Completion Date") shall be the date of receipt of the Proceeds by the Issuer.

8.   Conditions Precedent.

     8.1 The Issuer's obligation to issue the Debenture is conditioned upon delivery to the Escrow Agent by Purchaser of immediately available funds, as aforesaid, and receipt by the Issuer of the Proceeds.

     8.2 The Purchaser's obligation to purchase the Debenture is conditioned upon delivery of the Debenture to the Purchaser by the Escrow Agent and fulfillment by the Issuer of all conditions required of it prior to closing which are contained in this Agreement.

9.   Registration Rights.

     The Purchaser shall be entitled to demand registration of the securities into which the Debenture is convertible under the 33 Act in the event that there is an amendment or change to Regulation S, or any other event, other than those within the control of the Purchaser, which would result in the Purchaser being denied an exemption from registration under the 33 Act for the resale of such securities.

10.  Due Diligence.

     Prior to closing, the Issuer shall deliver to Purchaser its constitutional documents, including Articles of Incorporation and By-laws, and all SEC Filings, all press releases issued, and all documentation sent to shareholders since 1 January 1996. Purchaser, in its sole discretion, may decide not to close this transaction based upon the results of its due diligence.

11.  Board Approval.

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     At Completion, the Issuer shall deliver a resolution of its Board of
     Directors approving this transaction, satisfactory to Issuer, together with a certificate executed by the Issuer's Secretary as to the validity of such resolution.

12.  Additional Transaction.

     The Purchaser, or its affiliates, agrees to purchase and the Issuer agrees to sell an additional Debenture, for the same principal amount and under identical terms and conditions as this Agreement (excluding this Section) within 60 days from the date of issuance of the original Debenture. Each party shall be obligated to comply with this Section provided that the other party is not in breach of the terms, conditions, and continuing obligations of this Agreement.

13.  Facsimile Signatures.

     This Agreement may be executed in several counterparts, in person or by facsimile, each of which may be deemed an original, but all of which together shall be deemed one instrument.

EXECUTED on the day and year first above written



EXECUTED by INCOME PARTNERSHIP        )
OF AMERICA, LTD. and signed by an     )
officer duly authorised on its behalf )


EXECUTED by S I DIAMOND               )
TECHNOLOGY, INC. and signed by an     )
officer duly authorised on its behalf )